EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-68808, 333-57984, 333-79821, 333-70549, 333-43971, 333-37873, 333-17263, 033-57364, 333-4522, 33-70852, 33-78822, 33-98742, 333-119956, and 333-146559 on Form S-8 of our reports dated May 27, 2010, relating to the consolidated financial statements of Compuware Corporation, and the effectiveness of Compuware Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Compuware Corporation for the year ended March 31, 2010.

/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
May 27, 2010